EXHIBIT 99.1

Orion Energy Systems, Inc. Announces Fiscal 2013 Fourth Quarter Results and Signs Definitive Agreement to Acquire Harris Manufacturing and Harris LED
Reports Year-over-Year Q4 Revenue and Earnings Growth
Strategic Acquisition Expands Product Offering and Creates Entry into New Markets

MANITOWOC, Wis. — May 22, 2013 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today its financial results for its full fiscal-year ended March 31, 2013 and its fiscal 2013 fourth quarter.

“For the second consecutive quarter, we delivered both year-over-year revenue and earnings growth. Our fourth quarter results continue to demonstrate the value of the strategy we implemented during 2012 that focused on streamlining our sales and product development operations, while instilling a sense of accountability and financial discipline throughout the organization,” commented John Scribante, Chief Executive Officer of Orion Energy Systems.

“We are also pleased to announce the purchase agreement of Harris Manufacturing. This strategically important transaction further expands the breadth and depth of our offering with a comprehensive product line that includes LED and fluorescent fixtures, day-lighting products, and fixture retrofit solutions. In addition, Harris will further expand our sales force and broaden the markets we serve, as well as provide immediate accretive growth in earnings,” continued Mr. Scribante. “Overall, we enter fiscal 2014 in a much stronger position, and are poised to capitalize on the growing opportunities ahead of us.”

Fourth Quarter of Fiscal 2013

For the fourth quarter of fiscal 2013, the Company reported revenues of $22.3 million, a 4% increase compared to $21.5 million for the fourth quarter of fiscal 2012.

For the fourth quarter of fiscal 2013, the Company reported net income of $0.5 million, or $0.03 per fully diluted share. For the fourth quarter of fiscal 2012, the Company reported a net loss of $0.2 million, or $(0.01) per share.

Total order backlog as of March 31, 2013 was $21.9 million. The Company currently expects approximately $17.6 million of its existing backlog to be recognized as revenue during fiscal 2014.

Full Fiscal Year 2013

For the full fiscal year 2013, the Company reported revenues of $86.1 million, a 14% decrease compared to $100.6 million for fiscal 2012.

For fiscal year 2013, the Company reported a net loss of $10.4 million, or $(0.50) per share. For fiscal year 2012, the Company’s net income was $0.5 million, or $0.02 per fully diluted share. During fiscal year 2013, the Company incurred non-recurring charges in the amount of $6.2 million, including a non-cash valuation reserve charge related to its deferred tax assets of $4.1 million, or approximately $(0.19) per share, and reorganization expenses of $2.1 million, or approximately $(0.10) per share.

Cash, Debt and Liquidity Position

Orion had $14.4 million in cash and cash equivalents and $1.0 million in short-term investments as of March 31, 2013, compared to $23.0 million and $1.0 million, respectively, at March 31, 2012. The reduction in cash during fiscal 2013 was primarily due to $6.0 million used to repurchase common shares, $2.2 million for capital expenditures and $2.8 million for the net repayment of debt.

Total short and long-term debt was $6.7 million as of March 31, 2013, compared to $9.5 million as of March 31, 2012. There were no borrowings outstanding under the Company’s revolving credit facility as of March 31, 2013, which has availability of $13.3 million.

The Company repurchased 2.7 million shares of its common stock at an average price per share of approximately $2.20 during fiscal 2013. As previously disclosed, the Company halted its share repurchase program mid-October 2012 in order to conserve cash while it stabilized its profit performance.

Definitive Agreement for Material Acquisition

Orion also announced that it has signed a definitive agreement to acquire all of the issued and outstanding equity interests of Harris Manufacturing, Inc. and Harris LED, LLC. Harris Manufacturing and Harris LED, located in Green Cove Springs, Florida, engineer, design, source and manufacture energy efficient lighting systems, including fluorescent and LED lighting solutions, and day-lighting products.

The initial purchase price for the transaction is $10 million, subject to closing date adjustments for net working capital, funded debt and certain other items. Subject to such adjustments, the purchase price will be paid in a combination of $5 million of cash, $3 million in a three-year unsecured subordinated note and $2 million of unregistered Orion common stock. Additionally, Orion may pay up to an additional $1 million in shares of unregistered common stock upon Harris’ post-closing achievement of certain revenue milestones in calendar year 2013 and/or 2014. Consummation of the transaction is expected to occur early in Orion’s second quarter of fiscal 2014, subject to various conditions, including receipt of material third party consents and approvals and other customary closing conditions.

Harris Manufacturing and Harris LED had combined unaudited revenue of approximately $14.5 million and combined unaudited net income of approximately $0.9 million during the year ended December 31, 2012. The transaction is expected to be immediately accretive to Orion’s earnings.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and twelve months ended March 31, 2013. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the fourth quarter and year-to-date ended March 31, 2013. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Wednesday, May 22, 2013 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2013 fourth quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customer’s:

•	Energy demand by 805,716 kilowatts, or 26.3 billion kilowatt-hours;

•	Energy costs by $2.0 billion; and

•	Indirect carbon dioxide emission by 17.2 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the

Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi); the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; and (xviii) our ability to effectively integrate the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contact
Scott Jensen
Chief Financial Officer
Orion Energy Systems
(920) 892-5454
sjensen@oriones.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2013	2012	2013
Product revenue	$19,036	$19,433	$90,782	$72,604
Service revenue	2,424	2,848	9,780	13,482
Total revenue	21,460	22,281	100,562	86,086
Cost of product revenue	12,358	12,379	62,842	49,551
Cost of service revenue	1,966	1,931	7,682	9,805
Total cost of revenue	14,324	14,310	70,524	59,356
Gross profit	7,136	7,971	30,038	26,730
Operating expenses:
General and administrative	2,728	3,158	11,399	13,946
Sales and marketing	4,042	3,886	15,599	17,129
Research and development	747	425	2,518	2,259
Total operating expenses	7,517	7,469	29,516	33,334
Income (loss) from operations	(381)	502	522	(6,604)
Other income (expense):
Interest expense	(154)	(126)	(551)	(567)
Gain on sale of OTA contract receivables	2	—	32	—
Dividend and interest income	256	189	850	845
Total other income	104	63	331	278
Income (loss) before income tax	(277)	565	853	(6,326)
Income tax expense	(120)	16	370	4,073
Net income (loss)	$(157)	$549	$483	$(10,399)
Basic net income (loss) per share	$(0.01)	$0.03	$0.02	$(0.50)
Weighted-average common shares outstanding	22,904,288	20,156,837	22,953,037	20,996,625
Diluted net income (loss) per share	$(0.01)	$0.03	$0.02	$(0.50)
Weighted-average common shares outstanding	22,904,288	20,307,555	23,386,525	20,996,625

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2013	2012	2013
Cost of product revenue	$75	$36	$189	$114
General and administrative	108	116	548	578
Sales and marketing	110	94	501	451
Research and development	8	3	29	21
Total	$301	$249	$1,267	$1,164

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	March 31,
	2012	2013
Assets
Cash and cash equivalents	$23,011	$14,376
Short-term investments	1,016	1,021
Accounts receivable, net	19,167	18,397
Inventories, net	18,132	15,230
Deferred contract costs	2,193	2,118
Deferred tax assets	1,549	—
Prepaid expenses and other current assets	2,174	2,465
Total current assets	67,242	53,607
Property and equipment, net	30,225	27,947
Long-term inventory	12,328	11,491
Patents and licenses, net	1,689	1,709
Deferred tax assets	2,609	—
Long-term accounts receivable	7,555	5,069
Other long-term assets	4,002	2,274
Total assets	$125,650	$102,097
Liabilities and Shareholders’ Equity
Accounts payable	$14,300	$7,773
Accrued expenses	3,018	5,457
Deferred revenue	2,614	2,946
Current maturities of long-term debt	2,791	2,597
Total current liabilities	22,723	18,773
Long-term debt, less current maturities	6,704	4,109
Deferred revenue	3,048	1,258
Other long-term liabilities	406	188
Total liabilities	32,881	24,328
Shareholders’ equity:
Additional paid-in capital	126,753	128,104
Treasury stock	(32,470)	(38,378)
Shareholder notes receivable	(221)	(265)
Retained deficit	(1,293)	(11,692)
Total shareholders’ equity	92,769	77,769
Total liabilities and shareholders’ equity	$125,650	$102,097

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended March 31,
	2012	2013
Operating activities
Net income (loss)	$483	$(10,399)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,236	4,577
Stock-based compensation expense	1,267	1,164
Deferred income tax (benefit) expense	(755)	4,158
Loss on sale of property and equipment	133	69
Change in bad debt expense	190	757
Other	85	71
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	3,740	2,499
Inventories, current and long-term	(1,371)	3,739
Deferred contract costs	7,396	75
Prepaid expenses and other assets	(2,025)	1,315
Accounts payable	1,817	(6,527)
Accrued expenses	841	2,221
Deferred revenue	(4,542)	(1,458)
Net cash provided by operating activities	11,495	2,261
Investing activities
Purchase of property and equipment	(4,324)	(2,159)
Purchase of property and equipment held under operating leases	(3)	—
Purchase of short-term investments	(5)	(5)
Additions to patents and licenses	(224)	(153)
Proceeds from asset sales	24	46
Net cash used in investing activities	(4,532)	(2,271)
Financing activities
Payment of long-term debt	(1,856)	(3,169)
Proceeds from debt	5,989	380
Proceeds from repayment of shareholder notes	56	38
Repurchase of common stock into treasury	(740)	(6,007)
Excess tax benefits from stock-based compensation	989	70
Deferred financing costs	(124)	—
Proceeds from issuance of common stock	174	63
Net cash provided by (used in) financing activities	4,488	(8,625)
Net increase (decrease) in cash and cash equivalents	11,451	(8,635)
Cash and cash equivalents at beginning of period	11,560	23,011
Cash and cash equivalents at end of period	$23,011	$14,376